Exhibit 99.1

CurAegis Announces Immediate Cessation of Operations

ROCHESTER, NEW YORK— (March 19, 2021) – CurAegis Technologies, Inc. (OTC: CRGS) announced today that it will immediately cease operations. At this time, the Company does not have access to sufficient capital or prospects of additional financing to continue operations and meet its contractual obligations.

The Company was incorporated under the laws of the State of New York in September 1996 under the name, Torvec, Inc. The Company’s name was changed to CurAegis Technologies, Inc. in 2016 in connection with the establishment of two business divisions.

In December 2020, the Company completed the sale of its Aegis division assets, including its hydraulic testing equipment, prototypes, and other fixed assets as well as intellectual property. The CURA division had been engaged in the fatigue management business and in the provision of solutions for health and fitness application developers, but following the resignation of its lead developer in February 2021, is now inactive.